Exhibit 10.18
Fiscal Year 2014 Annual Cash Incentive Plan of ValueVision Media, Inc.

Similar to prior years, our board of directors has adopted, upon the recommendation of our compensation committee, an annual cash incentive plan for fiscal year 2014 that covers executive officers, officers and certain other key employees. The plan is designed to encourage and reward this group for making decisions that improve performance as measured by Adjusted EBITDA, ending cash and operating expense, as adjusted. The plan is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the officers is administered by our compensation committee.
Targets are established annually for the company as a whole and are designed to motivate continuous improvement to achieve payouts at or above target for the fiscal year. The company's and department's performance determines the amount, if any, of awards earned by each plan participant, under the annual incentive compensation plan. The awards are based on performance relative to the established target.
For fiscal 2014, a payout is achieved when a defined minimum level of Adjusted EBITDA is reached. Executive officer's cash incentive opportunity is based on 60% Adjusted EBITDA performance and 20% each for a Cash and Operating Expense performance metric. Officers and all other key employees' incentive opportunities are based on achieving goals of gross margin dollars and performance measures within the department in which the employee has responsibility.
Actual incentive payments each year are scalable once the minimum Adjusted EBITDA threshold has been achieved. This annual performance-based incentive opportunity is established each year as a percentage of the employee's annual base salary and is targeted at approximately the 50th percentile of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below-target performance. For fiscal 2014, each senior executive officer is eligible for a target cash incentive opportunity equal to 50% to 75% of their respective base salary, officers and all other key employees range from 10% to 40% of their respective salary. For a given year, a payout at 100 percent of target annual incentive compensation is achieved when company performance achieves the performance measures. Actual incentive payments for 2014 could range from 50 to 250 percent of the targeted incentive opportunity based on corporate performance and/or the performance of the department over which the executive has responsibility.
The decision to make cash incentive payments is made annually by our board of directors upon the recommendation of its compensation committee. Payment amount are determined by the compensation committee and are made in cash in the first quarter of the following fiscal year. The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.